EXHIBIT 5.1

                                January 22, 1999


Board of Directors
Tel-Save Holdings, Inc.
6805 Route 202
New Hope, Pennsylvania  18938

Gentlemen:

     I am general counsel to Tel-Save.com, Inc., a Delaware corporation (the "Company"), and have acted as such in connection with the Company's filing pursuant to the Securities Act of 1933, as amended (the "Securities Act"), of the Registration Statement on Form S-8 (the "Registration Statement"), relating to the issuance under the 1998 Long-Term Incentive Plan ("1998 Plan") of up to 5,000,000 shares ("Plan Shares") of the Company's Common Stock, $.01 par value per share ("Common Stock") and of 2,660,000 shares (the "Option Shares") Common Stock upon the exercise of certain non-qualified stock options (collectively, the "Options") granted to employees and directors of the Company and it subsidiaries. Certain of the Plan Shares and the Option Shares may be offered and sold from time to time for the account of the persons referred to in the Registration Statement as "Selling Stockholders."

     I have examined such corporate records of the Company, including its Amended and Restated Certificate of Incorporation, as amended, its Bylaws and resolutions of its Board of Directors, as well as such other documents as deemed necessary for rendering the opinion hereinafter expressed.

     On the basis of the foregoing, I am of the opinion that (i) the 5,000,000 Plan Shares have been duly authorized by the Company and that, when issued upon the exercise of options and stock appreciation rights or as incentive shares in accordance with the terms of the 1998 Plan and for legal consideration of not less than $0.01 per share, will be validly issued and will be fully paid and nonassessable, and when issued pursuant to the award of restricted stock in accordance with the terms of the 1998 Plan and for legal consideration of not less than $0.01 per share, will be validly issued, and upon the lapse of restrictions provided under such award, will be fully paid and nonassessable, and (ii) the Option Shares have been duly authorized by the Board of Directors of the Company and upon exercise of the Options and payment of the option price of such Options as provided therein, the Option Shares will be legally issued, fully paid and nonassessable.


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     I hereby  consent  to the  filing  of this  opinion  as an  exhibit  to the
Registration Statement and to the use of my name therein.

                                            Sincerely yours,

                                            /s/ Aloysius T. Lawn, IV
                                            ------------------------
                                            Aloysius T. Lawn, IV
                                            General Counsel and Secretary